                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                                  Vastera, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    92239N109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 October 2, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]       Rule 13d-1(b)

     [X]       Rule 13d-1(c)

     [ ]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------- --------------- -------------------------------
CUSIP NO. 92239N109                   13 G                    Page 2 of 18
-------------------------------- --------------- -------------------------------
---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON      TCV II, V.O.F.
           See Item 2 for identification of General Partner

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
               Netherlands Antilles
---------- ---------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     40,490 Shares of Common Stock (A)
        BENEFICIALLY           ------ ------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   - 0 - Shares of Common Stock
           PERSON              ------ ------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      40,490 Shares of Common Stock (A)
                               ------ ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                   40,490 Shares of Common Stock (A)
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [X]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.1%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           PN
---------- ---------------------------------------------------------------------

(A) Please see Item 4.

-------------------------------- --------------- -------------------------------
CUSIP NO. 92239N109                   13 G                    Page 3 of 18
-------------------------------- --------------- -------------------------------
---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON      TECHNOLOGY CROSSOVER VENTURES II, L.P.
           See Item 2 for identification of General Partner

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
---------- ---------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     1,246,501 Shares of Common Stock (A)
        BENEFICIALLY           ------ ------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   - 0 - Shares of Common Stock
           PERSON              ------ ------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      1,246,501 Shares of Common Stock (A)
                               ------ ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 1,246,501 Shares of Common Stock (A)
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [X]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            3.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           PN
---------- ---------------------------------------------------------------------

(A) Please see Item 4.

-------------------------------- --------------- -------------------------------
CUSIP NO. 92239N109                   13 G                    Page 4 of 18
-------------------------------- --------------- -------------------------------
---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON      TCV II (Q), L.P.
           See Item 2 for identification of General Partner

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
---------- ---------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     958,329 Shares of Common Stock (A)
        BENEFICIALLY           ------ ------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   - 0 - Shares of Common Stock
           PERSON              ------ ------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      958,329 Shares of Common Stock (A)
                               ------ ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 958,329 Shares of Common Stock (A)
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [X]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            2.8%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           PN
---------- ---------------------------------------------------------------------

(A) Please see Item 4.

-------------------------------- --------------- -------------------------------
CUSIP NO. 92239N109                   13 G                    Page 5 of 18
-------------------------------- --------------- -------------------------------
---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON      TCV II STRATEGIC PARTNERS, L.P.
           See Item 2 for identification of General Partner

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
---------- ---------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     170,068 Shares of Common Stock (A)
        BENEFICIALLY           ------ ------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   - 0 - Shares of Common Stock
           PERSON              ------ ------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      170,068 Shares of Common Stock (A)
                               ------ ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 170,068 Shares of Common Stock (A)
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [X]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.5%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           PN
---------- ---------------------------------------------------------------------

(A) Please see Item 4.

-------------------------------- --------------- -------------------------------
CUSIP NO. 92239N109                   13 G                    Page 6 of 18
-------------------------------- --------------- -------------------------------
---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON      TECHNOLOGY CROSSOVER VENTURES II, C.V.
           See Item 2 for a list of Managing General Members

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Netherlands Antilles
---------- ---------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     190,314 Shares of Common Stock (A)
        BENEFICIALLY           ------ ------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   - 0 - Shares of Common Stock
           PERSON              ------ ------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      190,314 Shares of Common Stock (A)
                               ------ ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 190,314 Shares of Common Stock (A)
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [X]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           PN
---------- ---------------------------------------------------------------------

(A) Please see Item 4.

-------------------------------- --------------- -------------------------------
CUSIP NO. 92239N109                   13 G                    Page 7 of 18
-------------------------------- --------------- -------------------------------
---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON TECHNOLOGY CROSSOVER MANAGEMENT II, L.L.C.
           See Item 2 for a list of Managing Members

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
---------- ---------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     2,605,702 Shares of Common Stock (A)
        BENEFICIALLY           ------ ------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   - 0 - Shares of Common Stock
           PERSON              ------ ------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      2,605,702 Shares of Common Stock (A)
                               ------ ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 2,605,702 Shares of Common Stock (A)
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [ ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            7.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           OO
---------- ---------------------------------------------------------------------

(A) Please see Item 4.

-------------------------------- --------------- -------------------------------
CUSIP NO. 92239N109                   13 G                    Page 8 of 18
-------------------------------- --------------- -------------------------------
---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON      TCV IV, L.P.
           See Item 2 for identification of General Partner

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
---------- ---------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     1,146,104 Shares of Common Stock (A)
        BENEFICIALLY           ------ ------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   - 0 - Shares of Common Stock
           PERSON              ------ ------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      1,146,104 Shares of Common Stock (A)
                               ------ ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 1,146,104 Shares of Common Stock (A)
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [X]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            3.3%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           PN
---------- ---------------------------------------------------------------------

(A) Please see Item 4.

-------------------------------- --------------- -------------------------------
CUSIP NO. 92239N109                   13 G                    Page 9 of 18
-------------------------------- --------------- -------------------------------
---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON      TCV IV STRATEGIC PARTNERS, L.P.
           See Item 2 for identification of General Partner

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
---------- ---------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     42,736 Shares of Common Stock (A)
        BENEFICIALLY           ------ ------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   - 0 - Shares of Common Stock
           PERSON              ------ ------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      42,736 Shares of Common Stock (A)
                               ------ ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 42,736 Shares of Common Stock (A)
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [X]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.1%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           PN
---------- ---------------------------------------------------------------------

(A) Please see Item 4.

-------------------------------- --------------- -------------------------------
CUSIP NO. 92239N109                   13 G                    Page 10 of 18
-------------------------------- --------------- -------------------------------
---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON      TECHNOLOGY CROSSOVER MANAGEMENT IV,
                                         L.L.C.
           See Item 2 for identification of General Partner

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
---------- ---------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     1,188,840 Shares of Common Stock (A)
        BENEFICIALLY           ------ ------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   - 0 - Shares of Common Stock
           PERSON              ------ ------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      1,188,840 Shares of Common Stock (A)
                               ------ ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 1,188,840 Shares of Common Stock (A)
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [ ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            3.5%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           OO
---------- ---------------------------------------------------------------------

(A) Please see Item 4.

-------------------------------- --------------- -------------------------------
CUSIP NO. 92239N109                   13 G                    Page 11 of 18
-------------------------------- --------------- -------------------------------
---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON  JAY C. HOAG

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S. Citizen
---------- ---------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     - 0 - Shares of Common Stock
        BENEFICIALLY           ------ ------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   3,794,542 Shares of Common Stock (A)
           PERSON              ------ ------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      3,794,542 Shares of Common Stock (A)
                               ------ ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 3,794,542 Shares of Common Stock (A)
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [ ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           11.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           IN
---------- ---------------------------------------------------------------------

(A) Please see Item 4.

-------------------------------- --------------- -------------------------------
CUSIP NO. 92239N109                   13 G                    Page 12 of 18
-------------------------------- --------------- -------------------------------
---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON  RICHARD H. KIMBALL

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S. Citizen
---------- ---------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     - 0 - Shares of Common Stock
        BENEFICIALLY           ------ ------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   3,794,542 Shares of Common Stock (A)
           PERSON              ------ ------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      3,794,542 Shares of Common Stock (A)
                               ------ ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 3,794,542 Shares of Common Stock (A)
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [ ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           11.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           IN
---------- ---------------------------------------------------------------------

(A) Please see Item 4.

-------------------------------- --------------- -------------------------------
CUSIP NO. 92239N109                   13 G                    Page 13 of 18
-------------------------------- --------------- -------------------------------

ITEM 1.

         (a)      NAME OF ISSUER: Vastera, Inc. (the "Company")
         (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 45025 Aviation Drive, Suite 200, Dulles, VA 20166

ITEM 2.

       Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

I.
       (a) TCV II, V.O.F., a Netherlands Antilles general partnership("TCV II, V.O.F."). The Managing General Partners of TCV II, V.O.F. are Technology Crossover Management II, L.L.C., a Delaware limited liability company ("TCM II") and Technology Crossover Administrator II, N.V., a Netherlands Antilles corporation ("TCA II"). The sole Managing Members of TCM II are Jay C. Hoag ("Hoag") and Richard H. Kimball ("Kimball"). TCA II is ultimately controlled by Hoag and Kimball.
       (b)    Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
       (c)    Netherlands Antilles
       (d)    Common Stock
       (e)    92239N109

II.
       (a) TECHNOLOGY CROSSOVER VENTURES II, L.P., a Delaware limited partnership ("TCV II, L.P."). The General Partner of TCV II, L.P. is TCM II.
       (b)    528 Ramona Street, Palo Alto, CA 94301
       (c)    Delaware
       (d)    Common Stock
       (e)    92239N109

III.
       (a) TCV II (Q), L.P., a Delaware limited partnership ("TCV II (Q)"). The General Partner of TCV II (Q) is TCM II.
       (b)    528 Ramona Street, Palo Alto, CA 94301
       (c)    Delaware
       (d)    Common Stock
       (e)    92239N109

IV.
       (a) TCV II STRATEGIC PARTNERS, L.P., a Delaware limited partnership ("TCV II SP"). The General Partner of TCV II SP is TCM II.
       (b)    528 Ramona Street, Palo Alto, CA 94301
       (c)    Delaware
       (d)    Common Stock
       (e)    92239N109

V.
       (a) TECHNOLOGY CROSSOVER VENTURES II, C.V., a Netherlands Antilles limited partnership ("TCV II, C.V."). The Managing General Partners of TCV II, C.V. are TMC II and TCA II.
       (b)    Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
       (c)    Netherlands Antilles
       (d)    Common Stock
       (e)    92239N109

-------------------------------- --------------- -------------------------------
CUSIP NO. 92239N109                   13 G                    Page 14 of 18
-------------------------------- --------------- -------------------------------

VI.
       (a) TECHNOLOGY CROSSOVER MANAGEMENT II, L.L.C., a Delaware limited liability company.
       (b)    528 Ramona Street, Palo Alto, CA 94301
       (c)    Delaware
       (d)    Common Stock
       (e)    92239N109

VII.
       (a) TCV IV, L.P., a Delaware limited partnership ("TCV IV, L.P."). The General Partner of TCV IV, L.P. is Technology Crossover Management IV, L.L.C., a limited liability company ("TCM IV"). The sole Managing Members of TCM IV are Hoag and Kimball.
       (b)    528 Ramona Street, Palo Alto, CA 94301
       (c)    Delaware
       (d)    Common Stock
       (e)    92239N109

VIII.
       (a) TCV IV STRATEGIC PARTNERS, L.P., a Delaware limited partnership ("TCV IV SP"). The General Partner of TCV IV SP is TCM IV.
       (b)    528 Ramona Street, Palo Alto, CA 94301
       (c)    Delaware
       (d)    Common Stock
       (e)    92239N109

IX.
       (a) TECHNOLOGY CROSSOVER MANAGEMENT IV, L.L.C., a Delaware limited liability company.
       (b)    528 Ramona Street, Palo Alto, CA 94301
       (c)    Delaware
       (d)    Common Stock
       (e)    92239N109

X.
       (a)    Jay C. Hoag
       (b)    528 Ramona Street, Palo Alto, CA 94301
       (c)    U.S. Citizen
       (d)    Common Stock
       (e)    92239N109

XI.
       (a)    Richard H. Kimball
       (b)    528 Ramona Street, Palo Alto, CA 94301
       (c)    U.S. Citizen
       (d)    Common Stock
       (e)    92239N109

ITEM 3.

       Not Applicable

ITEM 4.

       (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:

-------------------------------- --------------- -------------------------------
CUSIP NO. 92239N109                   13 G                    Page 15 of 18
-------------------------------- --------------- -------------------------------


                   Common Stock                                          Dispositive
Filing Person      Beneficially Owned    % of Class (1)    Voting Power  Power
-------------      ------------------    --------------    ------------  -----------
TCV II, V.O.F. (2)      40,490                 0.1%             sole          sole
TCV II, L.P. (2)        1,246,501              3.6%             sole          sole
TCV II (Q) (2)          958,329                2.8%             sole          sole
TCV II SP (2)           170,068                0.5%             sole          sole
TCV II, C.V. (2)        190,314                0.6%             sole          sole
TCM II                  2,605,702              7.6%             sole          sole
TCV IV, L.P. (3)        1,146,104              3.3%             sole          sole
TCV IV SP (3)           42,736                 0.1%             sole          sole
TCM IV                  1,188,840              3.5%             sole          sole
Hoag (4)                3,794,542              11.0%            shared        sole
Kimball (4)             3,794,542              11.0%            shared        sole


(1) All percentages in this table are based on the 34,491,325 shares of Common Stock of the Company outstanding, as reported in the Company's prospectus filed with the Securities and Exchange Commission on September 28, 2000 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended.

(2) Each noted entity (together, the "TCV II Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM II, as sole General Partner of TCV II, L.P., TCV II(Q) and TCV II SP, and as Investment General Partner of TCV II, V.O.F. and TCV II, C.V., may also be deemed to have sole voting and investment power with respect to such securities. TCM II disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(3) Each noted entity (together, the "TCV IV Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM IV, as sole General Partner of TCV IV, L.P. and TCV IV SP, may also be deemed to have sole voting and investment power with respect to such securities. TCM IV disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(4) Under the respective operating agreements of TCM II and TCM IV, Hoag and Kimball have the independent power to cause the funds managed by such entity to buy and sell securities of publicly traded portfolio companies, however, in general, they must act by unanimous consent with respect to all other matters, including directing the voting of such securities. As a result, Hoag and Kimball may also be deemed to have sole dispositive power and shared voting power with respect to the securities held by the TCV II Funds and TCV IV Funds. Hoag and Kimball disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

       Except as set forth in this Item 4(a) - (c), each of the Filing Persons disclaims beneficial ownership of any Common Stock owned beneficially or of record by any other Filing Person.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       Not Applicable.

-------------------------------- --------------- -------------------------------
CUSIP NO. 92239N109                   13 G                    Page 16 of 18
-------------------------------- --------------- -------------------------------


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

       Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

       Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

       This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationships among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a "group" within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

       Not Applicable.

ITEM 10.  CERTIFICATION

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                        MATERIAL TO BE FILED AS EXHIBITS


       The following exhibit was filed as Exhibit 8 to the Schedule 13D/A relating to the Common Stock of Expedia Inc. filed by the undersigned with the Securities and Exchange Commission on August 31, 2000 and is hereby incorporated herein by reference:

       Exhibit A - Statement Appointing Designated Filer and Authorized Signer dated February 22, 2000


       The following exhibit was filed as Exhibit F to the Schedule 13G relating to the Common Stock of eLoyalty Corporation filed by the undersigned with the Securities and Exchange Commission on June 5, 2000 and is hereby incorporated herein by reference:

       Exhibit B - Statement Appointing Designated Filer and Authorized Signer dated June 1, 2000

       The following exhibit is attached hereto:

       Exhibit C - Joint Filing Agreement

-------------------------------- --------------- -------------------------------
CUSIP NO. 92239N109                   13 G                    Page 17 of 18
-------------------------------- --------------- -------------------------------

                                   SIGNATURES


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  October 2, 2000



TCV II, V.O.F.
a Netherlands Antilles General Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory


TECHNOLOGY CROSSOVER VENTURES II, L.P.
a Delaware Limited Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory

TCV II (Q), L.P.
a Delaware Limited Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory


TCV II STRATEGIC PARTNERS, L.P.
a Delaware Limited Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory


TECHNOLOGY CROSSOVER VENTURES II, C.V.
a Netherlands Antilles Limited Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory


TECHNOLOGY CROSSOVER MANAGEMENT II, L.L.C.
a Delaware Limited Liability Company

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory

-------------------------------- --------------- -------------------------------
CUSIP NO. 92239N109                   13 G                    Page 18 of 18
-------------------------------- --------------- -------------------------------

TCV IV, L.P.
a Delaware Limited Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory



TCV IV STRATEGIC PARTNERS, L.P.
a Delaware Limited Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory



TECHNOLOGY CROSSOVER MANAGEMENT IV, L.L.C.
a Delaware Limited Liability Company

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory


Jay C. Hoag

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory


Richard H. Kimball

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory

                                    EXHIBIT C



                             JOINT FILING AGREEMENT

       In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Filing Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.01 per share, of Vastera, Inc., a Delaware corporation, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 2nd day of October, 2000.

TCV II, V.O.F.
a Netherlands Antilles General Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory

TECHNOLOGY CROSSOVER VENTURES II, L.P.
a Delaware Limited Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory


TCV II (Q), L.P.
a Delaware Limited Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory


TCV II STRATEGIC PARTNERS, L.P.
a Delaware Limited Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory


TECHNOLOGY CROSSOVER VENTURES II, C.V.
a Netherlands Antilles Limited Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory


TECHNOLOGY CROSSOVER MANAGEMENT II, L.L.C.
a Delaware Limited Liability Company

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory

TCV IV, L.P.
a Delaware Limited Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory

TCV IV STRATEGIC PARTNERS, L.P.
a Delaware Limited Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory


TECHNOLOGY CROSSOVER MANAGEMENT II, L.L.C.
a Delaware Limited Liability Company

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory

Jay C. Hoag

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory


Richard H. Kimball

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory